February 25, 2015
Media Contact:  Sonya Headen  (702) 364-3411
Shareholder Contact:  Ken Kenny  (702) 876-7117
FOR IMMEDIATE RELEASE

SOUTHWEST GAS INCREASES THE QUARTERLY COMMON STOCK DIVIDEND
AND DECLARES SECOND QUARTER 2015 DIVIDEND

LAS VEGAS, NEV. – The Board of Directors for Southwest Gas Corporation (NYSE:  SWX) has increased the quarterly common stock dividend from $0.365 per share to $0.405 per share and has declared the following second quarter cash dividend:
Common Stock

Payable	June 1, 2015
Of Record	May 15, 2015
Dividend	$0.405 per share

The dividend equates to $1.62 per share, a 16 cent or approximately 11.0 percent increase, on an annualized basis.  The Company has paid quarterly dividends continuously since going public in 1956, and has raised its dividend in each of the past nine years.  Chief Executive Officer Jeffrey Shaw noted, “We are pleased with the consistency and stability of  our revenues, cash flows, and capital structure.  These factors, combined with the Company’s strong operating performance, have positioned us to again increase the dividend.  Dividend increases are necessary to facilitate competitive and reasonable returns for our shareholders.  Over time, the Board intends to increase the dividend such that our

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Southwest Gas – Add 1
February 25, 2015

payout ratio approaches our local distribution company peer group average while maintaining our strong credit ratings and our ability to effectively fund future rate base growth.  The timing and amount of any increases would be based upon the Board’s continual review of our dividend rate in the context of the performance of the Company’s two primary operating segments and their future growth prospects.”

About Southwest Gas
Southwest Gas Corporation provides natural gas service to more than 1.9 million customers in Arizona, Nevada, and California.  For more information about Southwest Gas, please visit www.swgas.com.

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, future operating results, the effects of regulation/deregulation, the timing and amount of rate relief, and changes in rate design.

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